For Immediate Release

Contact:	Alex Lombardo Investors (703) 573-9317	Jennifer Beranek Media (608) 661-4754

Great Wolf Resorts Reports 2006 Third Quarter Results

MADISON, Wis., November 6, 2006—Great Wolf Resorts, Inc. (NASDAQ: WOLF), North America’s leading family of indoor waterpark resorts, today reported results for the quarter ended September 30, 2006.

Third Quarter 2006 Highlights

•	Reported Adjusted EBITDA of $13.5 million, total revenues of $40.8 million, Adjusted net income of $4.1 million, and Adjusted net income per share of $0.13.

•	Achieved 7.1 percent growth in both same store RevPAR and same store Total RevPAR, and 18.7 percent growth in all properties RevPAR.

•	Closed on a $79.5 million loan for the 404-suite Great Wolf Lodge resort in Grapevine, Texas, which is currently under construction and expected to open in late 2007. Draws on this construction loan are expected to begin in early 2007.

•	Announced a number of enhancements to the previously-announced size and amenities for the Great Wolf Lodge and conference center under construction in Grand Mound, Washington, including increasing the number of suites at the resort,

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•	adding various waterpark and resort amenities, and expanding the resort’s food and beverage offerings.

•	Launched a new, more user-friendly company Web site that streamlines and simplifies the online booking process, allowing prospective guests to quickly and easily locate the best promotions, rates and packages available, and learn of special activities or events planned during their upcoming visit.

•	Named Doner as the company’s new advertising agency of record, tasked with developing additional brand, creative and media strategies in multiple markets to leverage growing consumer awareness of the company’s resort brands.

•	Opened MagiQuest, a high-tech, interactive fantasy entertainment game, at the Great Wolf Lodge resort in the Pocono Mountains in July with favorable guest response.

In the 2006 third quarter, Great Wolf Resorts reported net income of $2.1 million, or $0.07 per diluted share, compared to net income of $7.0 million, or $0.23 per share, in the third quarter of 2005. Results in the 2005 third quarter included a $9.1 million pre-tax gain on sales of condominiums.

Operating Results

“The strong operating trends we saw for our overall portfolio in the first half of this year continued through the third quarter,” said John Emery, chief executive officer. “The summer vacation months of July and August are typically two of our strongest operating months of the year, and we were very pleased with our performance in those months. We had a strong summer

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at all of our properties, led by our Williamsburg and Pocono Mountains resorts, which reported the highest average daily rates (ADRs) in our portfolio of consolidated resorts.

“Our consolidated Adjusted EBITDA of $13.5 million and Adjusted net income per share of $0.13 were both above the high end of our third quarter guidance,” Emery noted. “Third quarter same store revenue per available room (RevPAR) grew by a healthy 7.1 percent and overall portfolio (for all properties that were open at any point during the third quarter of 2006 or 2005) RevPAR grew 18.7 percent as compared to last year. We believe our business model, which focuses on providing convenient, affordable vacations for families, has been effective in the current cautious consumer spending environment. Our year-over-year booking pace for the fourth quarter continues to look good, running 20 percent ahead in terms of room nights booked on a same store basis.

“Our same store comparisons of operating statistics are heavily weighted in competitive markets,” Emery commented. “Our focus in those competitive markets was to increase leisure market share and group business, where possible. The resulting increases in same store occupancy, even with a slight decrease in same store ADR, had positive RevPAR and total revenue results, since our leisure guests spend on average more than $100 per day in addition to their room rate. Our group strategy continues to provide increases in occupancy. While group business ADRs are typically lower than leisure room rates, group demand tends to be weighted toward periods when leisure demand is low and rooms are available.” Operating statistics for the company’s portfolio of resorts for the third quarter of 2006 are listed below.

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	Same Store Comparison (a)
	Q3	Q3
	2006	2005	Increase (Decrease)
			$		%
Occupancy	73.7%	67.3%		N/A	9.5%
ADR	$218.21	$223.19		$(4.98)	(2.2)%
RevPAR	$160.76	$150.13		$10.63	7.1%
Total RevPOR	$320.43	$327.60		$(7.17)	(2.2)%
Total RevPAR	$236.07	$220.37		$15.70	7.1%

	All Properties Comparison (b)
	Q3	Q3
	2006	2005	Increase (Decrease)
			$		%
Occupancy	73.4%	67.3%		N/A	9.1%
ADR	$242.67	$223.19		$19.48	8.7%
RevPAR	$178.17	$150.13		$28.04	18.7%
Total RevPOR	$358.76	$327.60		$31.16	9.5%
Total RevPAR	$263.40	$220.37		$43.03	19.5%

(a)	Same store comparison includes only properties that were open for the entire period of Q3 2005 and Q3 2006 (that is, the Wisconsin Dells, Sandusky, Traverse City, Kansas City, Sheboygan and Williamsburg resorts).

(b)	All properties comparison includes all properties that were open at any point during Q3 2005 or Q3 2006.

“Great Wolf Lodge – Pocono Mountains continued to be our top performer among our properties in ADR and total revenue per occupied room, an operating statistic that includes all ancillary spending at the various outlets in our resort,” Emery continued. “Our Pocono Mountains resort is notable for the breadth of its amenities, including a Starbucks coffee shop

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and the new MagiQuest family entertainment game introduced at the resort this summer. As we gain experience with these types of new amenities, we will look to incorporate many of them at other properties where it makes good economic sense.”

Great Wolf Lodge – Williamsburg produced double-digit increases in occupancy, ADR, RevPAR and Total RevPAR in its second summer of operations. “We continued to benefit from the growing awareness of our strong consumer brand and the indoor waterpark concept on the East Coast,” Emery noted.

Great Wolf Lodge — Niagara Falls, which opened in April 2006, posted operating statistics in the third quarter similar to the company’s Pocono Mountains property. Great Wolf Resorts licenses the Great Wolf Lodge brand name to the resort and operates the property, which is owned by an affiliate of Ripley Entertainment, Inc. “We are pleased with the progress so far of our first licensed deal,” Emery said.

Operations at Great Wolf Lodge — Kansas City were impacted in the quarter by the completion of repairs on the property’s tornado-damaged roof in September. “We normally close our indoor waterparks for a few days each September for routine annual maintenance and repairs, but that closure was extended in order to complete the roof repairs,” Emery noted. “We estimate the economic impact of the extended waterpark closure was about $350,000 of lost revenue in September.”

The company’s Wisconsin Dells resort benefited from the 38,000 square-foot waterpark expansion completed in March 2006 and the 77 condominiums at the resort that were sold in the summer of 2005 and which were available to guests for the full third quarter in 2006.

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“Sandusky, Ohio and Traverse City, Mich. remain our two most challenging markets, as results there continue to be affected by increased competition and difficulties facing the auto industry and its employees,” Emery commented. “Our properties in these markets saw strong occupancy gains in the quarter compared to the prior year and slight increases in RevPAR. Although we believe that operating performance in these markets has stabilized, we do not expect to see any significant upside movement until the regional economy improves. Both properties continue to generate strong cash flow.

“Blue Harbor Resort & Conference Center continued to concentrate on strengthening the property’s market position as a group meeting center,” Emery continued. As a result of this strategy and a more focused consumer marketing approach, the resort posted double-digit occupancy and high single-digit RevPAR increases in the third quarter of 2006, as compared to 2005. “While the property’s performance is not yet where we want it to be, we feel that we are moving in the right direction. We continue to work with the City of Sheboygan to discuss strategies and opportunities to bring other, complementary attractions to the area to make it more of a vacation destination.

Construction Update

“We had a number of significant construction projects under way during the quarter, and continued to make good progress on each of them,” Emery continued. “The current construction environment has been marked by large increases in costs of certain materials, so we continue to be focused on the efficient and effective execution of our construction projects.”

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The company is scheduled to open the 401-suite Great Wolf Lodge in Mason, Ohio in December 2006. The under-construction resort is a $100 million-plus project adjacent to Paramount’s Kings Island amusement park and is being built in a joint venture with a subsidiary of CBS Corporation. The resort includes a 93,000 square-foot indoor entertainment area. In addition, the resort’s 40,000 square-foot conference center is expected to open in early 2007 and will be the company’s largest meeting space facility.

At the company’s Great Wolf Lodge — Williamsburg, construction continued on a 12,500-square-foot indoor waterpark addition expected to be completed in December 2006. Construction also continues on 7,500 square feet of additional meeting space and 103 additional guest suites at the resort that are slated to open in early 2007.

Construction is progressing on track on the company’s 404-suite Great Wolf Lodge resort to be built in Grapevine, Texas. The resort is expected to open in late 2007.

Site work began in September on a 393-suite Great Wolf Lodge in Grand Mound, Wash. to be built by a joint venture between Great Wolf Resorts and the Confederated Tribes of the Chehalis Reservation. Grand Mound is approximately mid-way between Seattle, Wash. and Portland, Ore. The resort is scheduled to open in early 2008.

Development Update

“We continue to be encouraged by the strength of our pipeline of potential future development deals,” Emery said. “We expect to be very thorough and selective in our

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announced future deals, and we will continue to focus on those deals we believe will help us achieve substantial brand and real estate value creation. Our future development strategy includes:

•	Developing 10-15 resorts over the next four-six years, including resorts in major domestic markets with Great Wolf Resorts as the sole or majority owner, as well as licensed or minority-owned resorts in tertiary U.S. and/or international markets. Where possible, we intend to pursue development with local strategic entertainment demand generators to strengthen barriers to entry in particular markets. We currently have more than a dozen potential development sites under contract or in active negotiation.

•	Focusing on high-quality economic deals in very high-demand markets for our future resort development. Although we clearly are committed to increasing the size of our portfolio, we believe that the quality of the development deals we execute will have far more positive impact to our long-term value than the timing or absolute number of announced development projects.

•	Increasing planned resort size to 400-600 suites at development, along with planned expansion potential at the site. By expanding the size of our resorts and taking advantage of our past development experience, we can more efficiently plan and use development sites and provide a fuller, more robust overall family entertainment experience at our resorts.

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•	Broadening the overall guest experience at our existing and future resorts through the development of added features, such as MagiQuest, miniature golf, larger meeting space, teen centers and other similar elements. We believe enhancements such as these will benefit us by establishing a stronger, more distinct brand identity and improving our guests’ overall satisfaction with their stays at our resorts. In addition to incorporating these enhancements into future development projects, we are also evaluating our existing resorts for feasible strategic enhancements to incorporate some of these items. As examples, we have added the MagiQuest interactive game to our Pocono Mountains resort in July and our Williamsburg resort in October, and expect to complete soon construction of a miniature golf course at Great Wolf Lodge — Kansas City. Our 2007 plans are expected to include similar enhancements to our existing portfolio of properties.

“We believe the combination of these factors into our overall development strategy will help us to best capitalize on our past experience in providing high-quality, memorable family vacation experiences to our guests.”

Capital Structure

“We continue to have strong cash flow and currently have $49.0 million of unrestricted cash on our balance sheet to fund our future development plans,” said James A. Calder, chief financial officer. “Our ratio of net debt to trailing 12 months Adjusted EBITDA is approximately 4.3 times, and approximately 65 percent of our long-term debt is fixed with an

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average debt maturity of 11 years. We have a substantial borrowing capacity as both of our owned East Coast resorts are unencumbered by mortgage debt.”
Key Financial Data

As of September 30, 2006, Great Wolf Resorts had:

•	Total cash, cash equivalents, and restricted cash of $53.5 million

•	Total secured debt of $141.1 million

•	Total unsecured debt of $51.5 million

•	Weighted average cost of total debt of 7.8 percent

•	Weighted average debt maturity of 11 years

•	Total construction in progress for resorts currently under construction but not yet opened of approximately $123.4 million

Outlook and Guidance

“Based on our operating outlook for the fourth quarter, we have revised our full year 2006 Adjusted EBITDA guidance to raise the lower end of our full year 2006 Adjusted EBITDA guidance to $35 million from $32 million,” Emery said. “We remain optimistic about the company’s outlook and its development potential.” The company provides the following outlook and earnings guidance for the fourth quarter and full year 2006 (amounts in thousands, except per share data):

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	Q4				Full year
	2006				2006
	Low		High		Low		High
	$		$		$		$
Net income (loss)		(4,230)		(3,030)		(4,500)		(3,300)
Net income (loss) per diluted share		(0.14)		(0.10)		(0.15)		(0.11)
Adjusted EBITDA (a)		5,500		7,500		35,000		37,000
Adjusted net income (loss) (a)		(1,980)		(780)		2,520		3,720
Adjusted net income (loss) per diluted share		(0.07)		(0.03)		0.08		0.12

(a)	For reconciliations of Adjusted EBITDA and Adjusted net income (loss), see the tables accompanying this press release.

Adjusted EBITDA and Adjusted net income are non-GAAP financial measures within the meaning of the Securities and Exchange Commission (SEC) regulations. See the discussion below in the “Non-GAAP Financial Measures” section of this press release. Reconciliations of Adjusted EBITDA and Adjusted net income are provided in the tables of this press release.

Great Wolf Resorts will hold a conference call to discuss its third-quarter 2006 results today, November 6, at 10 a.m. Eastern time. Stockholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto Great Wolf Resorts’ Web site, www.greatwolf.com, or www.streetevents.com, or may call (800) 240-4186, reference number 11072866. A recording of the call will be available by telephone until midnight on Monday, November 13, 2006, by dialing (800) 405-2236, reference number 11072866. A replay of the conference call will be posted on the company’s Web site through December 6, 2006.

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Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of the company’s historical or future performance that are different from measures calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules, that Great Wolf Resorts believes are useful to investors. They are as follows: (i) Adjusted EBITDA and (ii) Adjusted net income (loss). The following discussion defines these terms and presents the reasons the company believes they are useful measures of its performance.

Great Wolf Resorts defines Adjusted EBITDA as net income plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash employee compensation, (e) costs associated with early extinguishment of debt or postponement of debt offerings, (f) opening costs of resorts under development, (g) shareholder litigation expenses, (h) equity in earnings (loss) of affiliates, (i) loss on sale of assets, and (j) minority interests. The company defines Adjusted net income (loss) as net income without the effects of (a) non-cash employee compensation, (b) costs associated with early extinguishment of debt or postponement of debt offerings, (c) opening costs of resorts under development, (d) shareholder litigation expenses, (e) loss on sale of assets, and (f) the effect of non-normalized income tax expense.

Adjusted EBITDA and Adjusted net income (loss) as calculated by the company are not necessarily comparable to similarly titled measures by other companies. In addition, Adjusted EBITDA (a) does not represent net income or cash flows from operations as defined by GAAP, (b) is not necessarily indicative of cash available to fund the company’s cash flow needs, and (c) should not be considered as an alternative to net income, operating income, cash flows from

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operating activities or the company’s other financial information as determined under GAAP. Also, Adjusted net income does not represent net income as defined by GAAP.

Management believes Adjusted EBITDA is useful to an investor in evaluating the company’s operating performance because a significant portion of its assets consists of property and equipment that are depreciated over their remaining useful lives in accordance with GAAP. Because depreciation and amortization are non-cash items, management believes that presentation of Adjusted EBITDA is a useful measure of the company’s operating performance. Also, management believes measures such as Adjusted EBITDA are widely used in the hospitality and entertainment industries to measure operating performance.

Similarly, management believes Adjusted net income (loss) is a useful performance measure because certain items included in the calculation of net income may either mask or exaggerate trends in the company’s ongoing operating performance. Furthermore, performance measures that include these types of items may not be indicative of the continuing performance of the company’s underlying business. Therefore, the company presents Adjusted EBITDA and Adjusted net income (loss) because they may help investors to compare Great Wolf Resorts’ ongoing performance before the effect of various items that do not directly affect the company’s ongoing operating performance.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws.  All statements, other than statements of historical facts, including, among others, statements regarding Great Wolf Resorts’ future financial position, business strategy, projected levels of growth, projected costs and projected performance and financing

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needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Great Wolf Resorts, Inc. and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s ability to control or predict.  Such factors include, but are not limited to, competition in the company’s markets, changes in family vacation patterns and consumer spending habits, regional or national economic downturns, the company’s ability to attract a significant number of guests from its target markets, economic conditions in its target markets, the impact of fuel costs and other operating costs, the company’s ability to develop new resorts in desirable markets or further develop existing resorts on a timely and cost efficient basis, the company’s ability to manage growth, including the expansion of the company’s infrastructure and systems necessary to support growth, the company’s ability to manage cash and obtain additional cash required for growth, potential accidents or injuries at its resorts, its ability to achieve or sustain profitability, downturns in its industry segment and extreme weather conditions, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the company’s insurance coverage, the company’s ability to protect its intellectual property, trade secrets and the value of its brands, and other factors discussed under Item IA (Risk Factors) in Great Wolf Resorts 2005 Form 10-K. We assume no duty to update these statements.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to Great Wolf Resorts or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

About Great Wolf Resorts, Inc.

Great Wolf Resorts, Inc.® (NASDAQ: WOLF) is North America’s largest family of indoor waterpark resorts and, through its subsidiaries and affiliates, owns and operates its family resorts under the Great Wolf Lodge® and Blue Harbor Resort™ brands. Great Wolf Resorts is a fully integrated resort company and owns and/or manages Great Wolf Lodge locations in: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan.; Williamsburg, Va.; the Pocono Mountains, Pa.; Niagara Falls, Ontario; and Blue Harbor Resort & Conference Center in Sheboygan, Wis. Great Wolf Lodge properties are currently in predevelopment and/or under construction in Mason, Ohio; Grapevine, Texas; and Grand Mound, Wash.

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The company’s resorts are family-oriented destination facilities that generally feature 300 to 400 rooms and a large indoor entertainment area measuring 40,000 to 100,000 square feet. The all-suite properties offer a variety of room styles, arcade/game rooms, fitness centers, themed restaurants, spas, supervised children’s activities and other amenities. Additional information may be found on the company’s Web site at www.greatwolf.com.

Great Wolf Resorts, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
Revenues:
Rooms	$24,363	$22,459	$68,503	$57,559
Food and beverage	5,723	5,268	16,695	14,487
Other hotel operations	5,805	5,423	16,234	14,132
Sales of condominiums	—	25,862	—	25,862
Management and other fees	1,741	—	3,879	—

	37,632	59,012	105,311	112,040
Other revenue from managed properties	3,147	—	9,131	—

Total revenues	40,779	59,012	114,442	112,040
Operating expenses:
Resort departmental expenses	12,345	11,296	35,913	32,126
Selling, general and administrative	8,941	5,173	31,542	19,738
Property operating costs	4,031	4,146	11,867	11,176
Opening costs for resorts under development	1,282	2,247	3,021	5,623
Debt-related costs	441	—	441	2,116
Loss on sale of property	375	—	953	—
Depreciation and amortization	6,430	6,286	18,697	17,404
Cost of sales of condominiums	—	16,780	—	16,780
	33,845	45,928	102,434	104,963
Other expenses from managed properties	3,147	—	9,131	—

Total operating expenses	36,992	45,928	111,565	104,963
Operating income	3,787	13,084	2,877	7,077
Interest income	(863)	(319)	(2,315)	(967)
Interest expense	1,817	1,720	5,399	4,744

Income (loss) before income taxes, minority interests, and equity in loss (earnings) of
unconsolidated affiliates	2,833	11,683	(207)	3,300
Minority interests, net of tax	(77)	(2)	(114)	(2)
Equity in loss (earnings) of unconsolidated affiliates, net of tax	(280)	-	247	-
Income tax expense (benefit)	1,102	4,674	(83)	1,330

Net income (loss)	$2,088	$7,011	$(257)	$1,972

Net income (loss) per share:
Basic	$0.07	$0.23	$(0.01)	$0.07
Diluted	$0.07	$0.23	$(0.01)	$0.07
Weighted average common shares outstanding:
Basic	30,370	30,133	30,273	30,133
Diluted	30,370	30,133	30,273	30,235

Great Wolf Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures
(in thousands, except per share amounts)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
Net income (loss)	$2,088	$7,011	$(257)	$1,972
Adjustments:
Interest expense, net	954	1,401	3,084	3,777
Income tax expense (benefit)	1,102	4,674	(83)	1,330
Depreciation and amortization	6,430	6,286	18,697	17,404
Non-cash employee compensation	720	(1,307)	2,392	(1,553)
Minority interest expense, net of tax	(77)	(2)	(114)	(2)
Equity in loss (earnings) of
unconsolidated affiliates, net of tax	(280)	—	247	—
Loss on sale of assets	375	—	953	—
Debt-related costs	441	—	441	2,116
Shareholder litigation expenses	464	—	1,139	—
Opening costs for resorts under development	1,282	2,247	3,021	5,623

Adjusted EBITDA (1)	$13,499	$20,310	$29,519	$30,667

Net income (loss)	$2,088	$7,011	$(257)	$1,972
Adjustments to net income (loss), net of income taxes:
Non-cash employee compensation	432	(784)	1,435	(932)
Loss on sale of assets	225	—	572	—
Debt-related costs	265	—	265	1,270
Shareholder litigation expenses	279	—	684	—
Opening costs for resorts under development	769	1,348	1,813	3,374

Adjusted net income (1)	$4,058	$7,575	$4,511	$5,684

Adjusted net income per share:
Basic	$0.13	$0.25	$0.15	$0.19
Diluted	$0.13	$0.25	$0.15	$0.19
Weighted average shares outstanding:
Basic	30,370	30,133	30,273	30,133
Diluted	30,370	30,133	30,273	30,235

Great Wolf Resorts, Inc.
Operating Statistics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
All Properties
Occupancy	73.4%	67.3%	67.8%	66.3%
ADR	$242.67	$223.19	$237.85	$212.32
RevPAR	$178.17	$150.13	$161.29	$140.85
Total RevPOR	$358.76	$327.60	$355.76	$322.75
Total RevPAR	$263.40	$220.37	$241.24	$214.11
All — Same Store (2)
Occupancy	73.7%	67.3%	66.6%	65.5%
ADR	$218.21	$223.19	$198.48	$206.12
RevPAR	$160.76	$150.13	$132.22	$135.01
Total RevPOR	$320.43	$327.60	$299.71	$306.99
Total RevPAR	$236.07	$220.37	$199.66	$201.08

The company defines its operating statistics as follows:
Occupancy is calculated by dividing total occupied rooms by total available rooms.
Average daily rate (ADR) is the average daily room rate charged and is calculated by dividing total rooms revenue by total occupied rooms.
Revenue per available room (RevPAR) is the product of (a) occupancy and (b) ADR.
Total revenue per occupied room (Total RevPOR) is calculated by dividing total resort revenue
(including revenue from rooms, food and beverage, and other amenities) by total occupied rooms.
Total revenue per available room (Total RevPAR) is the product of (a) occupancy and (b) Total RevPOR.

Great Wolf Resorts, Inc.
Reconciliations of Outlook Financial Information (3)
(in thousands, except per share amounts)

	Three Months Ending
	December 31, 2006	Year Ending December 31,	2006
Net loss	$(3,630)	$(3,900)
Adjustments:
Interest expense, net	1,800	4,900
Income tax benefit	(2,420)	(2,600)
Depreciation and amortization	6,900	25,600
Non-cash employee compensation	750	3,100
Minority interest expense	(500)	(600)
Equity in (earnings) loss of unconsolidated affiliates	600	900
Debt-related costs	—	450
Loss on sale of assets	—	950
Shareholder litigation expenses	—	1,200
Opening costs of resorts under development	3,000	6,000

Adjusted EBITDA (1)	$6,500	$36,000

Net loss	$(3,630)	$(3,900)
Adjustments to net loss, net of income taxes:
Non-cash employee compensation	450	1,860
Loss on sale of assets	—	570
Debt-related costs	—	270
Shareholder litigation expenses	—	720
Opening costs of resorts under development	1,800	3,600

Adjusted net income (loss) (1)	$(1,380)	$3,120

Net loss per share:
Basic	$(0.12)	$(0.13)
Diluted	$(0.12)	$(0.13)
Adjusted net income (loss) per share:
Basic	$(0.05)	$0.10
Diluted	$(0.05)	$0.10
Weighted average shares outstanding:
Basic	30,300	30,300
Diluted	30,300	30,300

(1) See discussions of Adjusted EBITDA and Adjusted net income (loss) located in the “Non-GAAP Financial Measures” section of this press release.

(2) Same store comparison includes properties that were open for the full periods in both 2005 and 2006 (that is, the Wisconsin Dells, Sandusky, Traverse City, Kansas City, Sheboygan and Williamsburg resorts for the three months ended September 30, and the Wisconsin Dells, Sandusky, Traverse City, Kansas City, and Sheboygan resorts for the nine months ended September 30).

(3) The company’s outlook reconciliations use the mid-points of its estimates of Adjusted EBITDA and Adjusted net income.